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                          MEMORANDUM OF UNDERSTANDING
                                      AND
                             AGREEMENT TO PURCHASE

    This Memorandum of Understanding ("MOU") is between Rockport Healthcare Group, Inc. ("Rockport"), a Delaware corporation, Boon-Chapman Benefit Administrators, Inc. ("B-C"), a Texas corporation, MedCorp Southwest, Inc. ("MSI"), a Texas corporation, and The Chapman Family Revocable Living Trust, Kevin Chapman and Rhonda Chapman (collectively, "Owners"), all residents of the State of Texas.

    1. PURCHASE AND SALE OF STOCK. Rockport agrees to buy and Owners agree to sell all of the issued and outstanding stock of all classes of MSI (the "MSI Stock") for a total consideration of $550,000.00, payable by delivery at closing of $100,000 cash and a note payable (the "Note") in the amount of $450,000.00. The purchase and sale shall be consummated by the execution and delivery of a stock purchase agreement (the "Stock Purchase Agreement") and other documents incorporating the terms of this MOU.

    2. TRANSITION AGREEMENT. Concurrently with the execution and delivery of the Stock Purchase Agreement, the parties shall enter into a Transition Services Agreement under which B-C will agree to perform certain administrative services for MSI, including billing, collection of fees, repricing of claims, customer service, provider service, reporting, provider data entry, and data base maintenance, during July of 1998 and, at Rockport's option, August of 1998. Services provided will not include recruiting and credentialling of providers, recontracting of providers, management, accounting or paying for insurance coverages. B-C shall receive a payment of 50% of the total MSI monthly revenue for any month these transition services are provided.

    3. PROMISSORY NOTE. Beginning on October 1, 1998, all remaining principal and interest due on the Note will be paid in full in equal monthly payments over a 60-month period.

    - All amounts paid on the Note shall be applied first to accrued but unpaid interest, which shall accrue at the rate of 8% per annum, then to principal.

    - At any time on or after of October 1, 1998 (the "Conversion Date"), the Owners may elect, from time to time, to convert any or all of the outstanding Note balance to Rockport Stock at a conversion rate equal to $2.50 per share, up to a maximum number of 180,000 shares. The Rockport Stock so acquired will be subject to SEC Rule 144 providing for a one-year holding period from the date the Note is issued before the stock may be sold.

    - Subsequent to the Conversion Date, the Note may be prepaid by Rockport without penalty; provided however, that the Owners shall have a period of 30 days following receipt by them of written notice of an anticipated prepayment, within which to exercise the conversion privilege should they so desire.

    4. SECURITY. The Note at all times shall be secured by a pledge of all of the MSI stock. Owners shall retain possession of the MSI stock certificates issued to Rockport and a stock power, executed in blank, during the term of the pledge. The Pledge Agreement will contain affirmative covenants relative to the operation of MSI to be observed as long as the Note is outstanding, including without limitation, the following:

        (i) Rockport will not (a) change the name of the corporation, (b) transfer, assign or encumber the assets of MSI, (c) permit MSI to incur any debt other than in the ordinary course of business or permit MSI to incur any debt (other than trade payables) which is not subordinate to the Note,
    (d) permit MSI to issue additional debt or equity securities, or (e) permit MSI to enter into a merger, acquisition or other transaction that would result in the assumption of liabilities of any other entity, or (f) permit MSI to guaranty the payment or performance of obligations by any other entity;

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        (ii) Rockport will not, directly or indirectly, use any MSI contracts or covered lives to create or improve a competing network;

       (iii) Rockport will increase the number of non-occupational Texas health care providers by 200 and the number of Texas acute care hospitals by two each calendar quarter, beginning with the quarter starting on October 1, 1998. By June 30, 2000, Rockport will have increased the number of non-occupational Texas health care providers by 2,000 and number of Texas acute care hospitals by 20. These increases will be through direct contracts with providers or contracts with organizations authorized to contract on behalf of providers and not through network access agreements. The contracts will provide a significant discount off of billed charges. For any quarter in which Rockport fails to achieve the required growth, it will pay a $10,000 prepayment of the Note within 15 days after the end of the quarter;

        (iv) Rockport will institute and maintain a credentialling and recredentialling process for new and existing providers that meets the standards of the National Commission on Quality Assurance or the American Health Care Accreditation Commission. Rockport will complete the process for at least 5% of the network providers each quarter beginning with the quarter ending September 30, 1998. By June 30, 2000, Rockport will have all providers properly credentialled. For any quarter in which Rockport fails to achieve the required percentage, it will pay a $10,000 prepayment of the Note within 15 days after the end of the quarter;

        (v) Beginning on or before August 1, 1998, Rockport shall begin recontracting network providers and recruiting new providers that meet the Rockport's standards and will complete this process by June 30, 2000. During this process Rockport will make a diligent and commercially reasonable effort to obtain maximum discounts from new and existing providers;

        (vi) Rockport will promptly pay, as they come due, all local, state and federal taxes, all trade payables, all lease obligations and all other obligations as long as the Note is outstanding.

       (vii) Rockport will provide a quarterly report, within 15 days of the end of each calendar quarter, to the Owners confirming its compliance with he covenants outlined in paragraphs (iii)-(vi) above, or detailing any events of non-compliance. An officer of Rockport shall certify the accuracy of each report. The Note will provide that the Owners will have the right, from time to time, to audit the books and records of Rockport by giving five days notice;

      (viii) Rockport will submit to Owners a monthly balance sheet, income statement and statement of cash flows, all prepared in accordance with generally accepted accounting principles within 30 days of the end of each month, and annual audited financial statements within 90 days of each year end;

        (ix) Neither Rockport nor its employees, agents or representatives shall, directly or indirectly, divulge any confidential information of MSI;

        (x) Rockport will continue MSI's current professional liability policy through the end of its term by making timely payments on the premium finance note dated January 6, 1998 payable to Imperial Premium Finance, Inc. or alternatively by paying such note in full at closing. Thereafter, during the term of the Note, Rockport will maintain professional liability coverage for MSI, through the same or a new policy, that contains a retroactive date of January 5, 1989, has policy provisions at least as favorable to the MST as the current provisions, and is written by an insurance company with a Best rating of "A" or better. During the term of the Note, Rockport will maintain comprehensive general liability coverage for MSI, with limits not less than $1,000,000 per claim. If during the term of the Note, Rockport or an affiliated company has worker's compensation insurance or commercial automobile liability coverage, then Rockport will add MSI to such policy as an additional named insured;

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        (xi) One representative of the Owners shall be designated to receive all information provided to the Board of Directors and to members of committees of the Board of Directors of Rockport, and shall be allowed to attend all meetings of the Board of Directors and of committees of the Board of Directors of Rockport;

       (xii) MSI will not enter into any employment or consulting arrangements that cannot be terminated on 30 days notice, which provide for more than 30 days severance pay, or which contain provisions for payments to be made to employees or consultants on a change of control of the Company; and

      (xiii) Each calendar quarter beginning October 1, 1998, and continuing until the Note is paid. Rockport will provide MSI with a complete provider data base.

    If Rockport defaults on the Note or the Pledge Agreement and such default is not cured within 10 business days, Owners may exercise their rights under the Pledge Agreement to have the MSI shares reissued in their names and Rockport shall immediately transfer possession of all of the books, records and other assets of MSI to the Owners and cooperate with the Owners in the transition of ownership of MSI to the Owners. In that event, all agreements referred to in this MOU shall terminate.

    5. ADMINISTRATIVE SERVICES AGREEMENT. Concurrently with the execution and delivery of the Stock Purchase Agreement, B-C and MSI shall enter into an Administrative Services Agreement pursuant to which B-C will have the right for 10 years to reprice the claims on all current and future B-C clients that use the MSI network. The Administrative Services Agreement will provide that Rockport will pay B-C a repricing fee on such business equal to:

        (i) on all future business directed to MSI by B-C, the fees or commissions that MSI is paying brokers at the time the subscriber agreements are executed or 10% of the total subscriber fee, whichever is greater, plus

        (ii) on all current and future business directed to MSI by B-C, 30% of the total subscriber fee or $1.00 per month per covered employee, whichever is less.

    6. CONTINUING RELATIONSHIP. It is the intention of Rockport and B-C to seek to maintain an ongoing relationship to the mutual best interests of both parties. Rockport agrees to meet the network needs of the B-C clients on a reasonable, best efforts basis. Should B-C decide to enter the claims adjudication for workers' compensation business, Rockport agrees to provide technical assistance on a reasonable basis.

    7. B-C'S REPRESENTATIONS AND WARRANTIES. B-C acknowledges and represents that:

    - For the first four months of 1998, gross revenue of MSI has averaged approximately $25,000.00 to $26,000.00 per month;

    - The repricing fee to B-C, under section 6, based on MSI business for the first four months of 1998 would approximate $3,000.00 per month, but the actual repricing fee will vary depending upon the actual business in force;

    - The Owners have been provided with the Rockport Private Placement Memorandum and are aware of the risks of such an investment;

    - The Owners of MSI and B-C will make a capital contribution to the equity of MSI of any inter-company payable which may exist on the books of MSI;

    - All current assets of MSI, other than the contracts with providers, will be distributed to the Owners prior to the closing of the purchase;

    - MSI will have no known liabilities as of the date of closing. At the time of closing B-C will assume all liabilities for unpaid broker fees and network access fees that relate to periods prior to the closing date;

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    - The preferred provider network owned by MSI has approximately 9,700 providers under contract located in Texas, Oklahoma and Arkansas.

    8. ROCKPORT'S REPRESENTATIONS AND WARRANTIES. Rockport acknowledges, represents and warrants that:

    - Rockport has been made aware that the current MSI client, the Texas Oil Marketers Association, is liquidating its business and that this MSI business will decline from now and be eliminated by September 30, 1998, and that the net revenue from this business for January, February, March and April of 1998 was about $5,125, $4,290, $3,267, and $8,526 respectively;

    - Rockport has been made aware that the current MSI client, Principal Mutual Life Insurance Company, has notified MSI that it intends to begin moving it business beginning on or about September 1, 1998, and that it may take up to one year from that point to move all of its business. The monthly revenue from the Principal business for the first four months of 1998 was approximately $5,400.00 per month; and

    - The disclosures in the Private Placement Memorandum are true and correct in all material respects and do not omit any information necessary to make the information therein complete.

    9. SOUTHWEST HEALTH NETWORK. Owners shall have the option, through one year from the closing of the Stock Purchase Agreement, to require Rockport to assign all contracts executed in the name of Southwest Health Network to any individual or entity named by Sellers for the sum of $1.00. If Sellers exercise this option, Rockport shall cause MSI to assign its "Southwest Health Network" assumed name, and all common law or other rights to that name, and all goodwill associated therewith, to the entity receiving the assignment of the contracts. Likewise, Rockport shall have the option, through one year from the closing of the Stock Purchase Agreement, to require Owners to move the contracts and assumed name out of MSI.

    10. CLOSING. The closing of the purchase of MSI by Rockport shall occur no later than July 1, 1998, unless such time is extended by the mutual agreement of both parties. The transaction may close on an earlier date if possible.

    11. NO PUBLICITY. Rockport may inform its potential investors about this MOU. The parties shall not otherwise disclose to any person the existence of this MOU, nor shall they issue, prior to the closing date, any press release, public statement or other public notice with respect to the transactions contemplated in this MOU without the consent of the other parties.

    12. PROPRIETARY INFORMATION. Each party to this MOU shall keep all Proprietary Information (as hereinafter defined) obtained by either party from the other party hereto confidential and shall disclose such information only to their respective employees and representatives who have a need to know of such information in connection with the proposed transaction. If the Stock Purchase Agreement is not signed, all Proprietary Information shall be promptly returned to the other party and deleted from any computer storage to which the other party has access. Proprietary Information shall mean information which is not in the public domain.

    13. BINDING LETTER OF INTENT. The parties intend that this Letter of Intent be a binding agreement and the parties agree to negotiate in good faith with respect to the completion of final documents.

Dated this day of May, 1998.
ROCKPORT HEALTHCARE GROUP, INC.
/s/ HARRY M. NEER
-------------------------------------------
Harry Neer, President

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BOON-CHAPMAN BENEFIT ADMINISTRATORS, INC.
/s/ T. J. CHAPMAN
-------------------------------------------
T. J. Chapman, President
MEDCORP SOUTHWEST, INC.
/s/ T.J. CHAPMAN
-------------------------------------------
T.J. Chapman, President

OWNERS:
The Chapman Family Revocable Living Trust
/s/ T. J. CHAPMAN
-------------------------------------------
T. J. Chapman, Co-Trustee
/s/ BETTY CHAPMAN
-------------------------------------------
Betty Chapman, Co-Trustee
/s/ KEVIN CHAPMAN
-------------------------------------------
Kevin Chapman
/s/ RHONDA CHAPMAN
-------------------------------------------
Rhonda Chapman

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